EX-99.d.4

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

February 24, 2016

Delaware Pooled Trust 2005
Market Street
Philadelphia, PA 19103

Re: Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of certain series of Delaware Pooled Trust listed below (collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, expenses, short-sale and dividend interest expenses, brokerage fees, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Funds’ total operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period February 26, 2016 through February 28, 2017. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board and the Manager.

Fund	Expense Cap
DPT Large-Cap Value Equity	0.70%
DPT Select 20	0.89%
DPT Focus Smid-Cap Growth Equity	0.92%
DPT Large Cap Growth Equity	0.65%
DPT Emerging Markets II	1.20%
DPT Core Plus Fixed Income	0.45%
DPT High-Yield Bond	0.59%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Delaware Pooled Trust

By:	/s/Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	February 24, 2016